Exhibit 21.1

Bimini Capital Management, Inc.
Consolidated Subsidiaries of the Registrant
December 31, 2012

Consolidated subsidiaries included in the 2012 consolidated financial statements of Bimini Capital Management, Inc. are:

	Jurisdiction of Organization	Percentage of Voting Power
Orchid Island Capital, Inc.	Maryland	100.0
Bimini Advisors, Inc.	Maryland	100.0
Bimini Advisors, LLC	Maryland	100.0
Mortco TRS, LLC	Delaware	100.0
HomeStar SPV Holdings, Inc.	Delaware	100.0
HS Special Purpose, LLC	Delaware	100.0
Opteum Financial Services Corporation	Pennsylvania	100.0
Opteum Mortgage Acceptance Corporation	Delaware	100.0
Opteum SPV 2, LLC	Delaware	100.0